EXHIBIT 3.01(v)


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          AMERICAN MEDICAL ALERT CORP.

               (UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW)

     1. The name of the corporation is American Medical Alert Corp.

     2. The Certificate of Incorporation of the corporation was filed by the Department of State on January 14, 1981.

     3. A Certificate of Amendment of the Certificate of Incorporation was filed in the office of the Department of State at Albany, New York on each of August 12, 1981, December 1, 1983 and July 2, 1997.

     4. The certificate of incorporation of the corporation is hereby amended to increase the number of authorized shares of the corporation's common stock from 10,000,000 shares to 20,000,000 shares.

     5. In order to effect the foregoing amendment and change, the certificate of incorporation of the corporation is hereby amended by striking out the first sentence of Article Fourth thereof and by substituting in lieu of said first sentence of Article Fourth the following new first sentence of Article Fourth:

     "The total number of shares of stock which the corporation shall have authority to issue shall be 21,000,000, of which 20,000,000 shall be common stock, par value $.01 per share, and 1,000,000 shares shall be preferred stock, par value $.01 per share."

     6. The amendment to the corporation's Certificate of Incorporation was authorized by vote of the board of directors followed by vote of the holders of a majority of all the outstanding shares of Common Stock of the corporation.

     IN WITNESS WHEREOF, we have executed this certificate this 28th day of June, 2000, and do hereby affirm under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


/s/ Howard M. Siegel                           /s/ John Rogers
------------------------------                 ---------------------------------
Howard M. Siegel, President                    John Rogers
Chairman and CEO                               Secretary



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